Exhibit (5)


                    [Journal Communications, Inc. Letterhead]

                                  June 20, 2003

Journal Communications, Inc.
333 West State Street
Milwaukee, WI  53203

Journal Employees' Stock Trust
333 West State Street
Milwaukee, WI  53203

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-2, including the prospectus constituting a part thereof (the "Registration Statement"), filed by Journal Communications, Inc. (the "Company") and the Journal Employees' Stock Trust (the "Trust") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering up to 318,517 units of beneficial interest (the "Rescission Units"), which are the subject of the rescission offer described in the Registration Statement.

     I am familiar with the Company's Articles of Association, as amended, and By-laws, as amended, and with its affairs. I have examined or caused to be examined: (a) the Journal Employees' Stock Trust Agreement, as amended; (b) the Registration Statement; (c) resolutions of the Company's Board of Directors relating to the authorization of the issuance of shares of the Company's common stock, $0.125 par value, that underlie the Rescission Units (the "Underlying Common Stock"); (d) resolutions of the trustees of the Trust relating to the authorization of the issuance of the Rescission Units; and (e) such other proceedings, documents and records as I have deemed necessary or appropriate to enable me to render this opinion. In all such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

     Based upon and subject to the foregoing, I am of the opinion that:

     1. The Underlying Common Stock was, at the time of its issuance, validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law; and

     2. The Rescission Units were, at the time of their issuance, duly and validly authorized by all necessary corporate action of the Company and all necessary trust action of the Trust.

     I consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the use of my name in the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ Paul E. Kritzer

                                    Paul E. Kritzer
                                    [Vice President and General Counsel-Media]